EXHIBIT 99.1



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 11-K

(mark one)

(X)      ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
         OF 1934
         For the fiscal year ended April 30, 2000
                                       Or

( ) TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   Commission File Nos.: 33-37529 and 33-44230

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                   MEDTRONIC, INC. AND PARTICIPATING EMPLOYERS
                          SUPPLEMENTAL RETIREMENT PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                 Medtronic, Inc.
                            7000 Central Avenue N.E.
                              Minneapolis, MN 55432



                                   SIGNATURES

THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         MEDTRONIC, INC. AND PARTICIPATING
                                         EMPLOYERS SUPPLEMENTAL RETIREMENT
                                         PLAN



Dated:  October 26, 2000            By:  /s/ Janet S. Fiola
                                         ----------------------------------

                                         Janet S. Fiola
                                         Senior Vice President,
                                         Human Resources

                   MEDTRONIC, INC. AND PARTICIPATING EMPLOYERS
                          SUPPLEMENTAL RETIREMENT PLAN
                              FINANCIAL STATEMENTS
                           AND ADDITIONAL INFORMATION

                             APRIL 30, 2000 AND 1999

                   MEDTRONIC, INC. AND PARTICIPATING EMPLOYERS

                          SUPPLEMENTAL RETIREMENT PLAN

                              FINANCIAL STATEMENTS

                           AND ADDITIONAL INFORMATION

                             APRIL 30, 2000 AND 1999


TABLE OF CONTENTS TO FINANCIAL STATEMENTS AND ADDITIONAL INFORMATION
--------------------------------------------------------------------
                                                                            PAGE
                                                                            ----
Financial Statements:


    Report of Independent Accountants                                          1

    Statement of Net Assets Available for Benefits                             2

    Statement of Changes in Net Assets Available for Benefits                  3

    Notes to Financial Statements                                            4-8

Additional Information:*

     Schedule 1 - Form 5500, Item 27a - Schedule of Assets Held
     for Investment Purposes                                                   9


* Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                        Report of Independent Accountants
                        ---------------------------------





To the Participants and Administrator
of the Medtronic, Inc. and Participating
Employers Supplemental Retirement Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Medtronic, Inc. and Participating Employers Supplemental Retirement Plan (the "Plan") at April 30, 2000 and 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held For Investment Purposes is presented for the purpose of additional analysis and is not a part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
September 22, 2000

                   MEDTRONIC, INC. AND PARTICIPATING EMPLOYERS
                          SUPPLEMENTAL RETIREMENT PLAN

                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                 ----------------------------------------------
                                   (IN 000'S)
                                   ----------

                                                              April 30,
                                                     ----------------------------
                                                         2000            1999
                                                     ------------    ------------
Assets:
-------

Investments at Fair Value:
      Medtronic Common Stock Fund                    $    741,949    $    529,778
      Vanguard 500 Index Fund                             152,479         117,602
      Vanguard PRIMECAP Fund                              127,626          62,110
      Vanguard Wellington Fund                             88,723          98,627
      Vanguard Windsor II Fund                             43,901          62,045
      Vanguard Explorer Fund                               33,775          13,344
      Vanguard International Growth Fund                   31,680          21,906
      Vanguard U.S. Growth Fund                            27,047          11,210
      Vanguard Extended Market Index Fund                  10,053           2,433
      Vanguard Total Bond Market Index Fund                 9,117           7,550
      Vanguard Wellesley Income Fund                           --              16
      Participant Loans                                    14,993          12,318
                                                     ------------    ------------
                                                        1,281,343         938,939

Medtronic Interest Income Fund, at contract value         132,140         118,529
                                                     ------------    ------------

      Total Investments                                 1,413,483       1,057,468

Contributions Receivable:
      Employee                                              4,532           4,020
                                                     ------------    ------------

Net Assets Available for Benefits                    $  1,418,015    $  1,061,488
                                                     ============    ============

                   MEDTRONIC, INC. AND PARTICIPATING EMPLOYERS
                          SUPPLEMENTAL RETIREMENT PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
            ---------------------------------------------------------
                                   (IN 000'S)
                                   ----------

                                                           Years ended April 30,
                                                       -----------------------------
                                                           2000             1999
                                                       ------------     ------------
Additions:
----------

Contributions:
     Employee                                          $     68,354     $     45,224

Investment Activity:
      Interest and Dividend Income                           41,953           30,748
      Net Appreciation in Fair Value of Investments         257,736          162,365
                                                       ------------     ------------

      Total Investment Income                               299,689          193,113

Net Assets Transferred from Other Plans                      57,977           45,168
                                                       ------------     ------------

      Total Additions                                       426,020          283,505

Deductions:
-----------

Benefit Payments                                            (69,444)         (45,138)
Administrative Fees                                             (49)              --
                                                       ------------     ------------
                                                            (69,493)         (45,138)

Increase in Net Assets                                      356,527          238,367

Net Assets Available for Benefits:
----------------------------------

Beginning of Year                                         1,061,488          823,121
                                                       ------------     ------------

End of Year                                            $  1,418,015     $  1,061,488
                                                       ============     ============


The accompanying notes are an integral part of these financial statements.

                   MEDTRONIC, INC. AND PARTICIPATING EMPLOYERS
                          SUPPLEMENTAL RETIREMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------


NOTE 1--DESCRIPTION OF THE PLAN
-------------------------------

The Medtronic, Inc. and Participating Employers Supplemental Retirement Plan (the Plan) is a defined contribution plan created by Medtronic, Inc. (the Company). It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan provides for a regular savings program whereby participants may contribute between 2% and 12% of their monthly salary. Beginning May 1, 2000, the Plan was amended to allow employees to contribute up to 15% of their eligible compensation. The trustee of the Plan is Vanguard Fiduciary Trust Company (Vanguard Trust), hereinafter referred to as the "Trustee". In fiscal years 2000 and 1999, the company paid certain administrative expenses of the Plan.

Employees receive a matching allocation of at least 50% of the employee contribution, up to 6% of compensation. Employees may receive an additional allocation of up to 150% of the amount contributed by the employee (up to 6% of compensation), if certain performance goals are achieved. The Company match totaled $32,046,000 and $21,537,000 for fiscal years 2000 and 1999, respectively and was made in the form of an annual allocation of Medtronic stock to the Employee Stock Ownership Plan account.

Participants are 20% vested in the Company contributions upon completing one year of service. Additional vesting in the Company contributions accrues at the rate of 20% per year thereafter and participants are fully vested on all Company's contributions after five years. Participants are 100% vested in their own contributions at all times. Participant forfeitures of nonvested amounts reduce the Company contribution. During fiscal years 2000 and 1999, $529,000 and $405,000 were forfeited by terminating employees before these amounts became vested.

During the plan years ended April 30, 2000 and 1999, participants were able to allocate their contributions among the following investment options:

MEDTRONIC COMMON STOCK FUND: Invests in Medtronic, Inc. common stock to provide the possibility of long-term growth through increases in the value of the stock and the reinvestment of its dividends. Among the factors affecting the stock's potential growth are the company's ability to expand its commitment to new technology and products and to enter new markets.

VANGUARD 500 INDEX FUND: Seeks to provide long-term growth of capital and income from dividends by holding all of the 500 stocks that make up the unmanaged Standard & Poor's 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance.

VANGUARD PRIMECAP FUND: Seeks long-term growth of capital by investing in stocks of companies with above-average prospects for continued earnings growth, strong industry positions, and skilled management teams.

VANGUARD WELLINGTON FUND: Seeks to provide income and long-term growth of capital without undue risk to capital by investing about 65% of its assets in stocks and the remaining 35% in bonds.

VANGUARD WINDSOR II FUND: Seeks to provide income and long-term growth of capital and income from dividends by investing in a diversified group of out-of-favor stocks of large-capitalization companies. The stocks generally sell at prices below the overall market average compared to their dividend income and future return potential.

VANGUARD EXPLORER FUND: Seeks to provide long-term growth of capital by investing in a diversified group of small-company stocks with prospects for above-average growth.

VANGUARD INTERNATIONAL GROWTH FUND: Seeks to provide long-term growth of capital by investing in stocks of high-quality, seasoned companies based outside the United States. Stocks are selected from more than 15 countries.

VANGUARD U.S. GROWTH FUND: Seeks to provide long-term growth of capital by investing in large, high-quality, seasoned U.S. companies with records of exceptional growth and above-average prospects for future growth.

VANGUARD EXTENDED MARKET INDEX FUND: Seeks to provide long-term growth of capital by attempting to match the performance of the Wilshire 4500 Equity Index, an unmanaged index made up mostly of mid- and small-capitalization companies.

VANGUARD TOTAL BOND MARKET INDEX FUND: Seeks to provide a high level of interest income by attempting to match the performance of the unmanaged Lehman Brothers Aggregate Bond Index, which is a widely recognized measure of the entire taxable U.S. bond market.

VANGUARD WELLESLEY INCOME FUND: Seeks to provide a high level of income, long-term growth of income, and moderate long-term growth of capital by investing 60% to 65% of its assets in high-quality long-term and intermediate-term bonds and the remainder in dividend-paying stocks.

MEDTRONIC INTEREST INCOME FUND: Seeks to preserve the value of capital and provide an attractive level of interest by investing primarily in investment contracts issued by insurance companies and banks. It is designed to maintain a constant $1.00 share value.

Effective April 1, 1998, the Vanguard Wellesley Income Fund was no longer available for participant contributions.

Termination or retirement benefits are paid by the Trustee in accordance with the provisions of the Plan and the instructions of Medtronic, Inc., acting as plan administrator. In the event the Plan were terminated, participants become fully vested and the Company would cause all amounts in the hands of the Trustee to be allocated and distributed to the participants based upon their investment balance.

NOTE 2--SUMMARY OF ACCOUNTING PRINCIPLES
----------------------------------------

Basis of Presentation
---------------------

The financial statements of the Plan are prepared on the accrual basis of accounting.

Investment Valuation and Income Recognition
-------------------------------------------

As determined by the Trustee, investments are stated at fair value based upon quoted market prices, except deposits with insurance companies guaranteed investment contracts which are valued at contract value, which approximates fair market value. Contract value represents contributions made under the contract, plus earnings, less plan withdrawals, and administrative expenses.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the day after the date of record. Capital gain distributions are included in dividend income.

Valuation of Participant Loans
------------------------------

Participant loans are valued at cost which approximates fair value. Participants can have only one loan outstanding at a time and can borrow up to 50% of their vested balance not to exceed the maximum loan amount of $50,000. The minimum loan amount is $1,000. Loans are repaid through payroll deduction in equal amounts over a 1 to 5 year period. The interest rate is calculated as one percentage point over the prime rate in effect at US Bank, St. Paul, N.A., on the first work day of the month in which the loan is made and remains fixed for the duration for the loan.

Use of Estimates
----------------

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Standards
------------------------

In September 1999, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 99-3 ("SOP 99-3"), "Accounting for and Reporting of Certain Defined Contribution Benefit Plan Investments and Other Disclosure Matters." SOP 99-3 simplifies the disclosure of certain investment information of defined contribution plans and is effective for financial statements of plan years ending after December 15, 1999, with earlier application encouraged. The Plan adopted the provisions of this SOP for its plan year ended April 30, 2000. The primary impact on these financial statements is the elimination of certain disclosures regarding changes in net assets available for benefits by investment fund option.

NOTE 3--TRUSTEE
---------------

Vanguard Trust maintains all assets and is the recordkeeper of the Plan. Vanguard Trust maintains a separate account in the name of each participant in the Plan to record the assets allocated to the participant and the earnings, losses, disbursements and expenses credited thereto.

NOTE 4--RELATED PARTY TRANSACTIONS
----------------------------------

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard Trust. Vanguard Trust acts as trustee for only those investments as defined by the Plan. Transactions in such investments qualify as party-in-interest transactions which are exempt from the prohibited transaction rules. Total purchases and sales for the years ended April 30, 2000 and April 30, 1999 were $507,369,000 and $404,879,000 and $426,765,000 and $345,980,000, respectively.

NOTE 5--BENEFIT OBLIGATIONS
---------------------------

At April 30, 2000 and 1999, the plan had benefit obligations totaling $6,579,000 and $2,869,000. Benefit obligations relate to amounts allocated to withdrawing participants for benefit claims that have been processed and approved for payment prior to April 30 but not yet paid as of that date.

NOTE 6--RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
-----------------------------------------------------------
Differences exist between the financial statements and the Form 5500 as a result of benefit obligations being excluded from the financial statements. The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 ($ in 000's):

                                                                            April 30,
                                                                  -----------------------------
                                                                      2000             1999
                                                                  ------------     ------------
Net assets available for benefits per the financial statements    $  1,418,015     $  1,061,488
Amounts allocated to withdrawing participants                           (6,579)          (2,869)
                                                                  ------------     ------------

Net assets available for benefits per the Form 5500               $  1,411,436     $  1,058,619
                                                                  ============     ============


The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500 for the year ended April 30, 2000 ($ in 000's):


Benefits paid to participants per the financial
statements                                                         $     69,444
Add: Amounts allocated to withdrawing
   participants at April 30, 2000                                         6,579
Less: Amounts allocated to withdrawing
   participants at April 30, 1999                                        (2,869)
                                                                   ------------

Benefits paid to participants per the Form 5500                    $     73,154
                                                                   ============

NOTE 7--TAX STATUS
------------------

The Plan has received a favorable determination letter of tax qualification from the Internal Revenue Service. The Plan administrator believes the Plan continues to qualify under the provision of Section 401(a) of the Internal Revenue Code, and that the related trust is exempt from federal income tax.

NOTE 8--NET ASSETS TRANSFERRED FROM OTHER PLANS
-----------------------------------------------

During fiscal years 2000 and 1999, the Company acquired or merged with various companies, including Xomed Surgical Products, Inc., Physio-Control International Corporation, Arterial Vascular Engineering, Inc., Sofamor Danek Group, Inc. and AVECOR Cardiovascular, Inc. In connection with mergers and acquisitions, $58.0 million and $45.2 million of benefit plan assets were transferred in to the Plan during fiscal years 2000 and 1999 respectively.

                   MEDTRONIC, INC. AND PARTICIPATING EMPLOYERS
                          SUPPLEMENTAL RETIREMENT PLAN

                          SCHEDULE I-ITEM 27A FORM 5500
                 SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                 -----------------------------------------------
             (IN 000'S EXCEPT FOR NUMBER OF PARTICIPANTS AND SHARES)
             -------------------------------------------------------

                                 APRIL 30, 2000

----------------------------------------------------------------------------------------------------------------------------
               Fund                              Investment Type              Participants       Shares        Market Value
----------------------------------------------------------------------------------------------------------------------------
Medtronic Common Stock Fund               Company Stock Fund                        11,003       8,752,493     $    741,949
Vanguard 500 Index Fund                   Registered Investment Company              7,299       1,138,498          152,479
Vanguard PRIMECAP Fund                    Registered Investment Company              5,825       1,772,828          127,626
Vanguard Wellington Fund                  Registered Investment Company              5,101       3,222,771           88,723
Vanguard Windsor II Fund                  Registered Investment Company              3,890       1,745,571           43,901
Vanguard Explorer Fund                    Registered Investment Company              3,344         452,686           33,775
Vanguard International Growth Fund        Registered Investment Company              3,425       1,411,164           31,680
Vanguard U.S. Growth Fund                 Registered Investment Company              4,343         609,853           27,047
Vanguard Extended Market Index Fund       Registered Investment Company              1,363         287,964           10,053
Vanguard Total Bond Market Index Fund     Registered Investment Company              1,875         956,666            9,117
Participant Loans                         Interest at 5.25% to 10%                   2,060              --           14,993
Medtronic Interest Income Fund            Unallocated Insurance Contracts            5,762     132,140,426          132,140
----------------------------------------------------------------------------------------------------------------------------

Totals                                                                                                         $  1,413,483
============================================================================================================================



The above data was prepared from information certified as complete and accurate by Vanguard Fiduciary Trust Company, the Plan's Trustee.

                       Consent of Independent Accountants
                       ----------------------------------






We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-37529 and 33-44230) of Medtronic, Inc. of our report dated September 22, 2000 relating to the financial statements of the Medtronic, Inc. and Participating Employers Supplemental Retirement Plan which appears on this Form 11-K.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
October 24, 2000